Exhibit 23.1 Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 29, 2024, relating to the financial statements of Saul Centers, Inc. and the effectiveness of Saul Centers, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Saul Centers, Inc. for the year ended December 31, 2023. /s/ Deloitte & Touche LLP McLean, Virginia May 17, 2024